                                                                    EXHIBIT 10.1

                                                      As Amended August 12, 1998



                               VENATOR GROUP, INC.
                          EXECUTIVE SEVERANCE PAY PLAN
                          (Effective February 1, 1996)
                                  INTRODUCTION

     The purpose of this Executive Severance Pay Plan (the "Plan") is to enable Venator Group, Inc. (the Company') to offer a form of protection to officers and other key employees of the Company and its Affiliates in the event their employment with the Company and its Affiliates terminates.

     Accordingly, the Company's Board of Directors has adopted this Plan, upon the recommendation of the Compensation Committee, effective February 1, 1996 for selected officers and key employees of the Company and its Affiliates in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.

     The Plan, effective February 1, 1996, amended as of August 12, 1998, amends and supersedes any severance plan, policies and/or practices of the Company or any Affiliate in effect for Participants in the Plan. Any Participant in the Plan shall not be eligible to participate in any other severance plan, policy or practice of the Company or any Affiliate.


                                    ARTICLE I
                                   Definitions

     1.1 "Affiliate" shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

     1.2 "Board" shall mean the Board of Directors of the Company.

     1.3 "Bonus" shall mean an amount equal to the target bonus expected to be earned by an Employee under the Company's Annual Incentive Compensation Plan or such other annual bonus plan or program that may be applicable to the Employee in a fiscal year, if the applicable target performance goal is satisfied.

     1.4 "Cause" shall mean (with regard to a Participant's termination of employment with the Control Group): (a) with regard to any member of the Control Group or any of such member's assets or business, the refusal or willful failure by the

Participant to substantially perform his or her duties, (b) with regard to any member of the Control Group or any of such member's assets or business, the Participant's dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud, or (c) the Participant's conviction of a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Committee, moral turpitude.

     1.5 "Change in Control" shall have the meaning set forth in Appendix A attached hereto.

     1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time.

     1.7 "Committee" shall mean the Compensation Committee of the Board or an administrative committee appointed by the Compensation Committee.

     1.8 "Company" shall mean Venator Group, Inc., a New York corporation, and any successor as provided in Article VI hereof.

     1.9 "Control Group" shall mean the Company and its Affiliates.

     1.10 "Effective Date" shall mean February 1, 1996.

     1.11 "Employee" shall mean any officer, member of senior management or other key employee employed by an Employer.

     1.12 "Employer" shall mean the Company and any Affiliate which has adopted this Plan in accordance with Section 6.1 hereof.

     1.13 "Good Reason" shall mean (with respect to a Participant's termination of employment with the Control Group): (a) any material demotion of the Participant or any material reduction in the Participant's authority or responsibility, except in each case in connection with the termination of the Participant's employment for Cause or disability or as a result of the Participant's death, or temporarily as a result of the Participant's illness or other absence; (b) prior to a Change in Control, a reduction in the Participant's rate of base salary as payable from time to time, other than a reduction that occurs in connection with, and in the same percentage as, an across-the-board reduction over any three-year period in the base salaries of all Employees of the Company of a similar level and where the reduction is less than 20 percent of the Participant's base salary measured from the beginning of such three-year period; or (c) a reduction in the Participant's annual bonus classification level other than in connection with a redesign of the applicable bonus plan that affects all Employees at the Participant's bonus level.

     1.14 "Participant" shall mean any Employee designated by the Committee to be a participant in the Plan. The Committee may, in its sole discretion, terminate the participation of a Participant at any time.

     1.15 "Plan" shall mean the Venator Group Executive Severance Pay Plan.

     1.16 "Salary" shall mean an Employee's base monthly cash compensation rate for services paid by the Employer to the Employee at the time of his or her termination of employment from the Control Group, as reflected in the Employer's payroll records. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation but shall include amounts reduced pursuant to an Employee's salary reduction agreement under Sections 125 or 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement to the extent that in each such case the reduction is to base salary.

     1.17 "Severance Benefit" shall mean (a) in the case of a Participant's termination of employment that does not occur within the twelve (12) month period following a Change in Control, one (1) week's Salary multiplied by the Participant's Years of Service, with a minimum of thirteen (13) weeks; or (b) in the case of a Participant's termination of employment within the twelve (12) month period following a Change in Control, two (2) week's Salary plus prorated Bonus for two (2) weeks multiplied by the Participant's Years of Service, with a minimum of twenty-six (26) weeks. A Participant's prorated Bonus for one (1) week shall equal a Participant's Bonus divided by fifty-two (52).

     1.18 "Severance Period" shall mean (a) in the case of a Participant's termination of employment that does not occur within the twelve (12) month period following a Change in Control, one (1) week multiplied by the Participant's Years of Service, with a minimum of thirteen (13) weeks; or (b) in the case of a Participant's termination of employment within the twelve (12) month period following a Change in Control, two (2) weeks multiplied by the Participant's Years of Service, with a minimum of twenty-six (26) weeks.

     1.19 "Year of Service" shall mean each twelve (12) consecutive month period commencing on the Employee's date of hire by the Employer and each anniversary thereof in which the Employee is paid by the Employer for the performance of full-time services as an Employee. For purposes of this section, full-time services shall mean that the Employee is employed for at least thirty (30) hours per week. A Year of Service shall include any period during which an Employee is not working due to disability, leave of absence or layoff so long as he or she is being paid by the Employer (other than through an employee benefit plan). A Year of Service also shall include service in any branch of the armed forces of the United States by any person who is an Employee on the date such service commenced, but only to the extent required by applicable law. If an Employee terminates his or her employment prior to completing a Year of Service during the period commencing on his or her date of hire or an anniversary thereof, the Employee shall be credited with a fractional Year of Service equal to the number of consecutive months he or she has been paid by the Employer for the performance of full-time services as an Employee from his or her date of hire or anniversary thereof through the date of the Employee's termination of employment, over twelve (12).

                                   ARTICLE II
                                    Benefits

     2.1 Eligibility for Benefits. Any Participant whose employment with the Control Group is terminated without Cause by an Employer or who terminates employment with the Control Group within sixty (60) days after the occurrence of a Good Reason event with regard to such Participant, shall be entitled to a Severance Benefit in the manner set forth in Section 2.2 below. A Participant shall not be entitled to a Severance Benefit if he or she is terminated for Cause.

     2.2 Form of Benefits. Any Participant described in Section 2.1 above shall receive his or her Severance Benefit in the form of a lump sum cash payment as soon as administratively feasible following his or her termination of employment with the Control Group, provided, however, that interest shall be payable beginning on the tenth day following such termination of employment at the prime rate of interest as stated in The Wall Street Journal.

     2.3 Additional Benefits. A Participant entitled to receive a Severance Benefit shall continue, to the extent permitted under legal and underwriting requirements (if any), to participate during his or her Severance Period in any group medical, dental or life insurance plan he or she participated in prior to his or her termination of employment, under substantially similar terms and conditions as an active Employee; provided participation in such group medical, dental and life insurance benefits shall correspondingly cease at such time as the Participant becomes eligible for a future employer's medical, dental and/or life insurance coverage (or would become eligible if the Participant did not waive coverage). Notwithstanding the foregoing, the Participant may not continue to participate in such plans on a pre-tax or tax-favored basis. Notwithstanding anything else herein, a Participant shall not be entitled to any benefits during the Severance Period other than the benefits provided in Sections 2.2 and 2.3 herein and, without limiting the generality of the foregoing, a Participant specifically shall not be entitled to continue to participate in any group disability or voluntary accidental death or dismemberment insurance plan he or she participated in prior to his or her termination of employment. Without limiting the generality of the foregoing, a Participant shall not accrue additional benefits under any pension plan of the Employer (whether or not qualified under Section 401(a) of the Code) during the Severance Period, provided, however, that payment of any Severance Benefit shall be included in a Participant's earnings for purposes of calculating a Participant's benefit under the Venator Group Retirement Plan, Venator Group 401(k) Plan, and Venator Group Excess Cash Balance Plan.

     2.4 Release. As a condition of receiving benefits hereunder, the Participant shall be required to provide the Employer with a release of all claims of any kind whatsoever against the Control Group, its officers, directors and employees, known or unknown, as of the date of his or her termination of employment. The release shall be in such form as requested by the Employer.

     2.5 No Duty to Mitigate/Set-Off. No Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. An Employer's obligations to make payment of Severance Benefits and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which an Employer may have against the Participant.

                                   ARTICLE III
                                     Funding

     3.1 Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company. If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company is required to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

                                   ARTICLE IV
                           Administration of the Plan

     4.1 Plan Administrator. The general administration of the Plan on behalf of the Employers shall be placed with the Committee.

     4.2 Reimbursement of Expenses of Plan Committee. The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

     4.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties.

     4.4 Decisions of Plan Committee are Binding on All Persons. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee (or its delegate) shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a termination of employment is for Good Reason or for Cause; and (f) except as specifically provided to the contrary in Section 4.11, to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delate) with respect to any matter arising under the Plan and any other Plan documents shall be final, binding and conclusive on all parties.

     4.5 Delegation of Authority. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

     4.6 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

     4.7 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

     4.8 Compliance with Applicable Law. The Company shall be deemed the Plan Administrator for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies. The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.

     4.9 Liability. No member of the Committee and no officer, director or employee of the Company or any other member of the Control Group shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

     4.10 Indemnification. Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee (and any employee designated by the Committee as a delegate) against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

     4.11 Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Secretary of the Company or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right pursuant to this Section 4.11 to request review of the decision.

     A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Participant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Participant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

                                    ARTICLE V
                            Amendment and Termination

     5.1 Amendment and Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that any amendment reducing the benefits provided hereunder or any Plan termination (a) shall not be effective prior to the second anniversary of the Effective Date and (b) no such amendment or Plan termination may take effect sooner than one (1) year following the date on which the Board takes such action. Any termination or amendment of the Plan, however, shall not affect the Severance Benefit or other benefits hereunder, if any, payable to any Participant who is entitled to such Severance Benefit or other benefits as of the date of the amendment or termination of the Plan.

                                   ARTICLE VI
                     Participating Employers and Successors

     6.1 Participating Employers. Upon approval by the Committee, this Plan may be adopted by any Affiliate of the Company. Upon such adoption, the Affiliate shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Affiliate.

     6.2 Successors. Subject to Section 5.1 hereof, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan. In the event an Affiliate ceases to be a member of the Control Group, it may by such written agreement, but shall not be obligated to, continue the Plan as a separate plan and all references to the "Company" shall become reference to the Affiliate. If this Plan is not specifically continued by the Affiliate, it shall terminate as to Employees of such Affiliate. If this Plan is specifically continued by the Affiliate, the Affiliate, but not the Company, shall be liable to the Employees of the Affiliate for any benefits due hereunder.

                                   ARTICLE VII
                                  Miscellaneous

     7.1 Rights of Employees. Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Employee in its service. All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

     7.2 Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.

     7.3 Use of Words. Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.

     7.4 Controlling Law. The construction and administration of the Plan shall be governed by the Employee Retirement Income Security Act of 1974, as amended. To the extent not so governed, it shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).

     7.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

     7.6 Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

     7.7 Incompetency. In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

     7.8 Payments to a Minor. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor;
(b) to the legal or natural guardian or such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

     7.9 Assignment and Alienation. The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

     7.10 Top-hat Plan. This Plan is intended to be a "top-hat" welfare plan within the meaning of Department of Labor Regulation Section 2520.104-24.

                                   APPENDIX A
                                   ----------

                                Change in Control
                                -----------------

     A Change in Control shall mean any of the following: (i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934) (a "Person") (other than the Company or its Affiliates) for shares of common stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company's then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of
1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company's then issued and outstanding voting securities by any Person acting in concert as of the date of the Plan; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.